Exhibit 10.2

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into as of January 14, 2026 (the “Effective Date”), by LSB Industries, Inc., a Delaware Corporation (the “Company”) and Scott D. Bemis (“Executive”). The Company and Executive are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Executive is currently employed as the Executive Vice President, Manufacturing of the Company and is an integral part of its management;

WHEREAS, the Chief Executive Officer of the Company (the “CEO”) has determined that it is in the best interests of the Company to ensure that the Company will have the continuous employment of key management personnel, such as Executive;

WHEREAS, the CEO has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive; and

WHEREAS, the CEO believes it is essential to provide Executive with certain severance benefits upon Executive’s involuntary separation from service.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:

1.
Term. This Agreement will have a term commencing on the Effective Date and ending on January 15, 2027. On January 15, 2027 and each January 15 thereafter, the term of this Agreement will automatically renew for an additional twelve (12) month period (the initial term and all renewals are referred to as the “Term”), unless the Company provides Executive with written notice of non-renewal at least ninety (90) days prior to such renewal date; provided, however, if a Change in Control occurs during the Term, this Agreement shall continue until the later of: (i) the first anniversary of a Change in Control Date (as defined below); (ii) the satisfaction of all of the obligations of the Parties under this Agreement; or (iii) termination of Executive’s employment by the Company for Cause (as defined below), by Executive without Good Reason (as defined below), or upon Executive’s death or Total and Permanent Disability (as defined below). For the avoidance of doubt, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination (as defined below).
2.
Severance Benefits.
2.1.
Qualifying Termination During the Change in Control Period. If, during the Term, Executive’s employment is terminated pursuant to a Qualifying Termination (as defined below) during the Change in Control Period, Executive shall be entitled to receive the Accrued Amounts (as defined below) and, subject to Executive's timely execution and delivery (and non-revocation) of a release presented by the Company to Executive in substantially the form attached hereto as Exhibit A (the “Release”), Executive shall be entitled to receive an amount equal to one times Executive’s annual base salary (“Base Salary”) at the rate in effect immediately prior to the date of Executive’s Qualifying Termination (without giving effect to any salary reductions which satisfy the definition of Good Reason) (the “CIC Payment”); which shall be paid in a single sum within sixty (60) days following the effective date of Executive’s Qualifying Termination; provided that, if the time period for signing, returning, and if applicable, revoking the Release (the “Release Execution Period”) begins in one taxable year and ends in another taxable year, payment shall not be made until the later of (i) the first payroll period in January of the second taxable year or (ii) the date the Release Execution Period has expired.

2.2.
Other Terminations of Employment. Notwithstanding anything to the contrary in Sections 2.1 above, in connection with any termination of employment, Executive shall be entitled to receive the Accrued Amounts.

3.
Definitions.
3.1.
The “Accrued Amounts” include the following:
3.1.1.
any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the termination date of Executive’s employment in accordance with the Company’s payroll procedures;

3.1.2.
any earned but unpaid bonus amounts with respect to any completed fiscal year immediately preceding the termination date of Executive’s employment, which shall be paid on the otherwise applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;
3.1.3.
reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s business expense reimbursement policy; and

3.1.4.
any vested employee benefits to which Executive may be entitled to receive under the Company’s employee benefit plans or programs as of the date of Executive’s termination of employment; which shall be subject to, and paid in accordance with, the terms of the Company's employee benefit plans or programs.
3.2.
“Cause” means (i) Executive’s conviction of, or plea of nolo contendere to, a felony (other than for a traffic violation); (ii) Executive’s continued failure to substantially perform Executive’s material duties hereunder (other than due to a mental or physical impairment) after receipt of written notice from the Company that specifically identifies the manner in which Executive has substantially failed to perform Executive’s material duties and specifies the manner in which Executive may substantially perform his material duties in the future; (iii) an act of fraud or gross or willful material misconduct by Executive; or (iv) a willful and material violation of the material provisions of the Company’s Code of Conduct or the Company’s Code of Business Conduct. Anything herein to the contrary notwithstanding, Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to Executive, (B) as to clauses (ii) or (iv) of this paragraph, Executive fails to cure such neglect or conduct within thirty (30) days following receipt of such notice.
3.3.
“Change in Control” shall have the meaning set forth in the LSB Industries, Inc. 2025 Long-Term Incentive Plan, as amended, provided that no transaction or series of transactions shall be deemed to constitute a Change in Control unless and to the extent such transaction or transactions constitute a change in ownership or control under Code Section 409A.
3.4.
“Change in Control Date” shall be any date during the Term on which the closing date for a Change in Control occurs.
3.5.
“Change in Control Period” shall mean the period beginning one hundred eighty (180) calendar days before, and ending on the 12-month anniversary following, the Change in Control Date.
3.6.
“Good Reason” means (i) any material diminution in Executive’s job duties, authorities or responsibilities (including, without limitation, the removal of Executive as Executive Vice President, Manufacturing, Executive failing to be the Executive Vice President, Manufacturing of any surviving or successor entity, including the ultimate parent, or the Company’s stock (or following a Change in Control, the surviving or successor entity’s stock) no longer being (or not being) publicly traded on the New York Stock Exchange or NASDAQ); (ii) a reduction in Executive’s Base Salary or target bonus as a percentage of Base Salary; (iii) the failure of Executive to report solely and directly to the Chief Financial Officer or Chief Executive Officer of the Company (including any successor entity); (iv) the assignment of duties substantially inconsistent with Executive’s status as Executive Vice President, Manufacturing of the Company; (v) a relocation of Executive’s primary place of employment to a location more than fifty (50) miles from the current location of the Company’s offices in Oklahoma City, Oklahoma; (vi) any other material breach of this Agreement by the Company, (vii) the failure of the Company to obtain the assumption in writing of its obligations under the Agreement by any successor to all or substantially all of the assets of the Company after a merger, consolidation, sale or similar transaction in which such Agreement is not assumed by operation of law or (viii) on or following a Change in Control, the failure of the surviving or successor entity to provide Executive with an equity award with terms no less favorable to Executive, and with a grant date value equal to or greater than the aggregate grant date value of the equity awards granted to Executive by the Company during the 12-month period immediately prior to the Change in Control. In order to invoke a termination for Good Reason, (A) Executive must provide written notice to the Company within ninety (90) days of the later of the occurrence, or Executive’s knowledge, of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (C) Executive must provide a Notice of Termination within thirty (30) days following the expiration of the Company’s cure period.
3.7.
“Qualifying Termination” shall mean Executive’s termination of employment by the Company without Cause or Executive’s resignation of employment for Good Reason.
3.8.
“Total and Permanent Disability” shall have the meaning set forth in the LSB Industries, Inc. 2025 Long-Term Incentive Plan, as amended.

4.
Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and any amounts payable pursuant to Section 2 shall not be reduced by compensation Executive earns on account of employment with another employer.
5.
Governing Law. This Agreement, for all purposes, shall be governed by, and construed in accordance with, the laws of the State of Oklahoma without regard to conflicts of law provision that would result in the application of the law of any other jurisdiction.
6.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, Executive’s employment with the Company. No oral statements or prior written material relating to the subject matter of this Agreement that is not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.
7.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and the Company. No waiver by the Parties of any breach by another Party of any condition or provision of this Agreement to be performed by another Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

8.
Tax Withholding. The Company shall have the right to withhold from any amount payable under this Agreement any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
9.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
10.
Headings. Headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
11.
Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
12.
Section 409A.

12.1.1.
The intent of the Parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) or an exemption therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.
12.1.2.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

12.1.3.
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
12.1.4.
For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, (i) the actual date of payment within the specified period shall be within the sole discretion of the Company and, (ii) if such payment qualifies as non-qualified deferred compensation under Section 409A and it can be paid in one of two calendar years, it shall be paid in the second calendar year.
12.1.5.
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
13.
Section 280G. In the event that part or all of the payments or benefits to be paid or provided to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive (“Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999 (“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received by Executive without application of such reduction. The reduction of payments and benefits, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind in a similar order, and then reducing equity or equity-based benefits (reduced in the order of highest value to lowest value under Code Section 280G). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Executive would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm, or other valuation specialist selected by the Board in good faith prior to the consummation of the applicable change in control transaction, and the applicable independent accountants, law firm, or other valuation specialist shall consider the value, if any, of Executive’s restrictive covenants (including the non-competition restrictions set forth herein) as part of its analysis as may be appropriate under Code Section 280G.
14.
Legal Fees. The Company shall pay to Executive all reasonable legal fees and expenses which Executive incurs during the Change in Control Period in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement (provided, that Executive shall refund all such fees and expenses to the Company should he or she not substantially prevail in the applicable proceeding). This payment shall be made within 10 business days after the Company receives Executive’s written request for payment accompanied by reasonable evidence of fees and expenses incurred. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one calendar year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided) under this Agreement shall not be subject to liquidation or exchange for another benefit.
15.
Successors and Assigns. The Agreement will be binding on the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement. As used in this Section 15, “the Company” shall have the meaning as defined herein and any successor to its business and/or assets. Any obligations of the Company under this Agreement shall be the joint and several obligations of the Company.

16.
Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice):

If to the Company:

3503 NW 63rd Street, Suite 500

Oklahoma City, OK 73116

Attn: General Counsel

If to Executive:

At the last address on file with the Company.

17.
Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

“COMPANY”

LSB INDUSTRIES, INC.

By: ___/s/ Mark T. Behrman_____________

Name: __Mark T. Behrman______________

Title: _Chairman & Chief Executive Officer_

“EXECUTIVE”

_/s/ Scott D. Bemis ______________________

Scott D. Bemis

Exhibit A

GENERAL RELEASE

I, [INSERT EXECUTIVE’S NAME], in consideration of and subject to the performance by LSB Industries, Inc. (together with its affiliated companies and subsidiaries and its successors and assigns, the “Company”), of its obligations under Section 2 of the Severance and Change in Control Agreement, dated as of [______________] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.
I understand that, other than the Accrued Benefits, the payments or benefits paid or granted to me under Section 2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 2 of the Agreement, other than the Accrued Benefits, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its affiliates.
2.
Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.
3.
I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). Notwithstanding anything herein to the contrary, I am not waiving any of the following (and definition of “Claims” shall not include these claims or rights): (i) any claim or right to enforce the Agreement or this General Release; (ii) any claims which arise after the date of this General Release; (iii) my rights as a shareholder of the Company; and (iv) my rights to be indemnified and/or defended and/or advanced expenses, including pursuant to the Company’s corporate governance documents or the Indemnification Agreement (as defined in the Agreement) or, if greater, applicable law and my rights to be covered under any applicable directors’ and officers’ insurance liability policies.
5.
I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever with respect to claims released by me herein, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
6.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim, or of any facts that could give rise to a Claim, of the type described in paragraph 2 as of the execution of this General Release.
7.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.
I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties with respect to Claims released by me herein, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.
9.
I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof (and I will instruct each of the foregoing not to disclose the same to anyone) or as required by law or to the extent reasonably necessary in connection with any dispute between me and the Company regarding this General Release or the Agreement.
10.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.
11.
I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
12.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
13.
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings, or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT

(i)
I HAVE READ IT CAREFULLY;
(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(iii)
I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)
I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION,
(v)
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;
(vi)
I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; AND
(vii)
I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT.

SIGNED: _________________________ DATE: _________________